                                 EXHIBIT 12.1
                              PACIFIC ENTERPRISES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in millions)

                                                                                                For the nine
                                                                                                months ended
                                                                                                September 30,
                                                                                              -----------------

                                                    1995    1996    1997    1998    1999       1999       2000
                                                    ----    ----    ----    ----    ----      ------     ------
Fixed Charges:

Interest                                           $ 111   $  99   $  91   $  84   $  82      $  61      $  52
Interest Portion of Annual Rentals                    13      12      12      11       3          2          3
Preferred dividends of subsidiary (1)                 20      14      13       2       2          2          2
                                                   -----   -----   -----   -----   -----      -----      -----
Total Fixed Charges For Purpose of Ratio           $ 144   $ 125   $ 116   $  97   $  87      $  65      $  57
                                                   =====   =====   =====   =====   =====     ======     ======
Earnings:
Pretax income from continuing operations           $ 314   $ 354   $ 335   $ 274   $ 350      $ 243      $ 292

Add:
Fixed charges (from above)                           144     125     116      97      87         65         57

Less: Fixed charges capitalized                        3       2       1       1       2          1          2
                                                   -----   -----   -----   -----   -----      -----      -----
Fixed charges net of capitalized charges             141     123     115      96      85         64         55
                                                   -----   -----   -----   -----   -----      -----      -----
Total Earnings for Purpose of Ratio                $ 455   $ 477   $ 450   $ 370   $ 435      $ 307      $ 347
                                                   =====   =====   =====   =====   =====     ======     ======
Ratio of Earnings to Fixed Charges                  3.15    3.82    3.89    3.82    5.00       4.73       6.08
                                                   =====   =====   =====   =====   =====     ======     ======

(1) In computing this ratio, "Preferred dividends of subsidiaries" represents the before-tax earnings necessary to pay such dividends, computed at the effective tax rates for the applicable periods.